Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference our report dated October 15, 2012, relating to the consolidated financial statements of OncoSec Medical Incorporated and Subsidiary, a development stage company, (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) as of and for the years ended July 31, 2012 and 2011, and for the period from inception (February 8, 2008) to July 31, 2012, in this Post-Effective Amendment No. 1 to Form S-1 (Registration Statement No. 333-179146) on Form S-3. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

October 31, 2012